Exhibit 99.1

February 16, 2021

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: Janet Kavinoky (205) 298-3220

VULCAN REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

Strong Full-Year Results Reflect Improvements in Aggregates Unit Profitability

Solid Earnings Growth Expected in 2021

Birmingham, Alabama – February 16, 2021 – Vulcan Materials Company (NYSE: VMC), the nation’s largest producer of construction aggregates, today announced results for the quarter ended December 31, 2020.

Tom Hill, Chairman and Chief Executive Officer, said, “Our best-in-class aggregates business, along with the efforts and dedication of our employees, allowed us to overcome COVID-19 related disruptions in 2020. Most impressive, we delivered year-over-year gains in aggregates unit profitability throughout each quarter in 2020. Our ability to leverage Vulcan’s four strategic disciplines enabled us to expand unit margins, deliver improved cash flows, and increase returns on invested capital. Our team’s hard work along with Vulcan’s leading market positions and strong financial footing will enable us to capitalize on an improving demand outlook in 2021.”

Net earnings were $115 million in the fourth quarter, and Adjusted EBITDA was $311 million. Fourth quarter Adjusted EBITDA increased 4 percent despite a 1 percent decline in total revenues. Effective cost management throughout the organization and aggregates price growth helped drive margin expansion.

Full year revenues were $4.86 billion, 1 percent lower than the prior year, while gross profit margins expanded across each segment driving an improvement of 150 basis points in the Company’s EBITDA margin. Net earnings were $584 million, and Adjusted EBITDA was a record $1.324 billion.

Mr. Hill continued, “Construction employment gains in key markets are a positive signal that activity levels are recovering across our footprint, as compelling fundamentals in residential construction support growing demand in 2021. Shipments into private nonresidential continue to benefit from growth in heavy industrial projects such as data centers and warehouses, while construction starts in other categories remain below the prior year. Recent improvements in highway lettings and contract awards indicate growing confidence and visibility fueling advancement of planned projects, particularly in the second half of 2021. The pricing environment remains positive, and we continue to execute at a high level, positioning us well for 2021. We expect our 2021 Adjusted EBITDA will range between $1.340 billion to $1.440 billion.”

February 16, 2021

FOR IMMEDIATE RELEASE

Highlights as of December 31, 2020 include:

	Fourth Quarter		Full Year
Amounts in millions, except per unit data	2020	2019	2020	2019
Total revenues	$1,175.1	$1,186.2	$4,856.8	$4,929.1
Gross profit	$302.7	$293.1	$1,281.5	$1,255.9
Aggregates segment
Segment sales	$956.5	$960.2	$3,944.3	$3,990.3
Freight-adjusted revenues	$737.3	$720.6	$3,007.6	$3,014.2
Gross profit	$276.0	$274.5	$1,159.2	$1,146.6
Shipments (tons)	51.1	51.6	208.3	215.5
Freight-adjusted sales price per ton	$14.42	$13.96	$14.44	$13.99
Gross profit per ton	$5.40	$5.32	$5.57	$5.32
Asphalt, Concrete & Calcium segment gross profit	$26.7	$18.6	$122.3	$109.3
Selling, Administrative and General (SAG)	$98.6	$95.8	$359.8	$370.5
SAG as % of Total revenues	8.4%	8.1%	7.4%	7.5%
Earnings from continuing operations before income taxes	$141.2	$166.0	$743.8	$757.7
Net earnings	$114.5	$141.1	$584.5	$617.7
Adjusted EBIT	$210.3	$202.8	$926.7	$895.4
Adjusted EBITDA	$311.2	$298.5	$1,323.5	$1,270.0
Earnings from continuing operations per diluted share	$0.87	$1.07	$4.41	$4.67
Adjusted earnings from continuing operations per diluted share	$1.07	$1.08	$4.68	$4.70

Reported earnings from continuing operations for the year were $588 million, or $4.41 per diluted share. Comparing adjusted earnings from continuing operations of $4.68 per diluted share in 2020 to $4.70 per diluted share in 2019, the prior year benefited from a lower tax rate due to certain tax benefits and credits that were higher than in 2020. The effect of the resulting higher tax rate in 2020 was $0.18 per diluted share.

Segment Results

Aggregates

Fourth quarter gross profit increased to $276 million due to growth in pricing and effective cost control, despite a 1 percent decline in shipments. Gains in unit profitability were widespread and marked the fourth consecutive quarter of growth in gross profit per ton. For the full year, gross profit per ton increased 5 percent, despite 3 percent lower volumes. This growth marks the tenth consecutive quarter of year-over-year improvement in the Company’s trailing-twelve-month unit profitability.

The pricing environment continues to be positive across the Company’s footprint. On a mix-adjusted basis, all of the Company’s markets reported full year price growth. For the year, mix-adjusted pricing increased 3.1 percent (reported freight-adjusted sales price increased 3.2 percent) despite a 3 percent decline in shipments. For the quarter, mix-adjusted sales price increased 1.8 percent, and reported freight-adjusted pricing increased 3.3 percent.

Fourth quarter operating efficiencies and lower diesel fuel costs helped to mitigate increased spending to remove overburden ahead of future shipments and the timing of repair costs. The Aggregates segment earnings impact from lower diesel fuel cost was $8 million in the quarter. For the full year, freight-adjusted unit cost of sales increased 2 percent and 1 percent on a cash basis. Flexible operating plans, disciplined cost control, and lower diesel fuel costs mitigated the impact of operational disruptions caused by the pandemic during the year.

February 16, 2021

FOR IMMEDIATE RELEASE

Asphalt, Concrete and Calcium

Fourth quarter gross profit increased sharply in each segment. Asphalt segment gross profit increased 53 percent to $17 million in the fourth quarter. The year-over-year improvement was driven by higher material margins (sales price less unit cost of raw materials). Segment earnings benefited from price discipline and effective cost containment, including lower liquid asphalt costs. Shipments in the current year’s quarter were lower than the prior year, as prior year shipments included certain large projects in the Arizona and Tennessee markets.

Fourth quarter concrete segment gross profit increased 28 percent to $9 million as a result of higher material margins. Shipments decreased 12 percent versus the prior year, and average selling prices increased 2 percent compared to the prior year. Fourth quarter shipments were impacted by the lingering effects of cement supply shortages in Northern California.

Calcium segment gross profit was $1.2 million versus $0.8 million in the prior year quarter.

Full year segment earnings increased 12 percent collectively, driven by strong year-over-year improvement in asphalt. Each segment reported year-over-year margin expansion on lower revenues.

Selling, Administrative and General (SAG) and Other Nonoperating Expense

SAG expense was $99 million in the quarter and $360 million for the full year. As a percentage of total revenues, SAG expense was 7.4 percent in 2020. The Company remains focused on further leveraging its overhead cost structure.

Other nonoperating expense was $21 million, compared to income of $3 million in the prior year quarter. This year-over-year change resulted from a non-cash pension settlement charge of $23 million, or $0.13 per diluted share, recorded in the fourth quarter in connection with a voluntary lump sum distribution of benefits to certain fully vested plan participants. This action will benefit future expense and funding requirements.

Financial Position, Liquidity and Capital Allocation

Capital expenditures in the fourth quarter were $132 million and $361 million for the full year, most of which was directed toward core operating and maintenance projects. During the fourth quarter, the Company restarted planned growth projects that were put on hold in March 2020 as a result of the pandemic. In 2021, the Company expects to spend between $450 and $475 million on capital expenditures, including growth projects. The Company will continue to review its plans and will adjust as needed, while being thoughtful about preserving liquidity.

February 16, 2021

FOR IMMEDIATE RELEASE

In 2020, the Company returned $180 million to shareholders through dividends, a 10 percent increase versus the prior year. For the year, the Company repurchased $26 million in common stock.

At year end, total debt to trailing-twelve month Adjusted EBITDA was 2.5 times or 1.6 times on a net debt basis reflecting $1.2 billion of cash on hand. Approximately $500 million will be used to pay off certain debt maturities due in March 2021. The Company’s weighted-average debt maturity was 13 years, and the effective weighted-average interest rate was 4.1 percent.

Return on invested capital increased 40 basis points from the prior year to 14.3 percent. Operating cash flows were $1.1 billion, up 9 percent versus the previous year. Solid operating earnings growth coupled with disciplined capital management led to these results.

Outlook

Regarding the Company’s outlook, Mr. Hill stated, “We are encouraged by the continued strength in residential construction activity, particularly single-family housing. Our expectation is also supported by the recent improvement in highway awards and construction employment trends in key markets. Data centers, distribution centers, and warehouses, which now comprise the largest share of new private nonresidential project awards, will continue to underpin demand in this end market. We believe these leading indicators, along with sustaining a positive pricing environment, can be a catalyst for further recovery in construction activity during 2021.”

Management expectations for 2021 include:

•	Aggregates shipments down 2 percent to up 2 percent versus 2020
•	Year-over-year aggregates freight-adjusted price increase of 2 to 4 percent
•	Asphalt, Concrete and Calcium gross profit up mid-to-high single digits
•	SAG expenses of $365 to $375 million
•	Interest expense of approximately $130 million
•	Depreciation, depletion, accretion and amortization expense of approximately $400 million
•	An effective tax rate of approximately 21 percent
•	Earnings from continuing operations of $4.80 to $5.40 per diluted share
•	Adjusted EBITDA of $1.340 to $1.440 billion
•	No major changes in COVID shelter-in-place restrictions

Mr. Hill concluded, “As we saw in 2020, demand for our products can be subject to market fluctuations outside of our control. That said, we remained focused on the factors within our control, including our pricing and cost actions, both of which contributed to further improvement in our industry-leading unit margins in 2020. We will carry that determination through 2021 and beyond. Our operating plans are underpinned by our four strategic disciplines (Commercial and Operational Excellence, Logistics Innovation and Strategic Sourcing), a healthy balance sheet, strong liquidity, and the engagement of our people.”

February 16, 2021

FOR IMMEDIATE RELEASE

Conference Call

Vulcan will host a conference call at 10:00 a.m. CT on February 16, 2021. A webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties may access the teleconference live by calling 833-962-1439, or 832-900-4623 if outside the U.S., approximately 10 minutes before the scheduled start. The conference ID is 5378297. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

About Vulcan Materials Company

Vulcan Materials Company, a member of the S&P 500 Index with headquarters in Birmingham, Alabama, is the nation's largest producer of construction aggregates – primarily crushed stone, sand and gravel – and a major producer of aggregates-based construction materials, including asphalt and ready-mixed concrete. For additional information about Vulcan, go to www.vulcanmaterials.com.

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may” or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

February 16, 2021

FOR IMMEDIATE RELEASE

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: general economic and business conditions; a pandemic, epidemic or other public health emergency, such as the recent outbreak of COVID-19; Vulcan’s dependence on the construction industry, which is subject to economic cycles; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for private residential and private nonresidential construction; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure, including the risks that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; the highly competitive nature of the construction industry; the impact of future regulatory or legislative actions, including those relating to climate change, wetlands, greenhouse gas emissions, the definition of minerals, tax policy or international trade; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena, including the impact of climate change and availability of water; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; the impact of a discontinuation of the London Interbank Offered Rate (LIBOR); volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental cleanup costs and other liabilities relating to existing and/or divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; the effect of changes in tax laws, guidance and interpretations; significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; changes in technologies, which could disrupt the way Vulcan does business and how Vulcan’s products are distributed; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Source: Vulcan Materials Company

Table A

Vulcan Materials Company
and Subsidiary Companies

	(in thousands, except per share data)
	Three Months Ended		Twelve Months Ended
Consolidated Statements of Earnings	December 31		December 31
(Condensed and unaudited)	2020	2019	2020	2019
Total revenues	$1,175,120	$1,186,152	$4,856,826	$4,929,103
Cost of revenues	872,379	893,071	3,575,345	3,673,202
Gross profit	302,741	293,081	1,281,481	1,255,901
Selling, administrative and general expenses	98,627	95,801	359,772	370,548
Gain on sale of property, plant & equipment and businesses	1,681	12,770	3,997	23,752
Other operating expense, net	(9,366)	(16,474)	(29,975)	(31,647)
Operating earnings	196,429	193,576	895,731	877,458
Other nonoperating income (expense), net	(21,357)	3,289	(17,540)	9,243
Interest expense, net	33,884	30,835	134,393	129,000
Earnings from continuing operations before income taxes	141,188	166,030	743,798	757,701
Income tax expense	25,273	23,434	155,803	135,198
Earnings from continuing operations	115,915	142,596	587,995	622,503
Loss on discontinued operations, net of tax	(1,397)	(1,504)	(3,515)	(4,841)
Net earnings	$114,518	$141,092	$584,480	$617,662

Basic earnings (loss) per share
Continuing operations	$0.87	$1.08	$4.44	$4.71
Discontinued operations	$(0.01)	$(0.01)	$(0.03)	$(0.04)
Net earnings	$0.86	$1.07	$4.41	$4.67

Diluted earnings (loss) per share
Continuing operations	$0.87	$1.07	$4.41	$4.67
Discontinued operations	$(0.01)	$(0.01)	$(0.02)	$(0.04)
Net earnings	$0.86	$1.06	$4.39	$4.63

Weighted-average common shares outstanding
Basic	132,619	132,467	132,578	132,300
Assuming dilution	133,367	133,467	133,245	133,385
Depreciation, depletion, accretion and amortization	$100,894	$95,671	$396,806	$374,596
Effective tax rate from continuing operations	17.9%	14.1%	20.9%	17.8%

Table B

Vulcan Materials Company

and Subsidiary Companies

		(in thousands)
Consolidated Balance Sheets	December 31	December 31
(Condensed and unaudited)	2020	2019
Assets
Cash and cash equivalents	$1,197,068	$271,589
Restricted cash	945	2,917
Accounts and notes receivable
Accounts and notes receivable, gross	558,848	573,241
Allowance for doubtful accounts	(2,551)	(3,125)
Accounts and notes receivable, net	556,297	570,116
Inventories
Finished products	378,389	391,666
Raw materials	33,780	31,318
Products in process	4,555	5,604
Operating supplies and other	31,861	29,720
Inventories	448,585	458,308
Other current assets	74,270	76,396
Total current assets	2,277,165	1,379,326
Investments and long-term receivables	34,301	60,709
Property, plant & equipment
Property, plant & equipment, cost	9,102,086	8,749,217
Allowances for depreciation, depletion & amortization	(4,676,087)	(4,433,179)
Property, plant & equipment, net	4,425,999	4,316,038
Operating lease right-of-use assets, net	423,128	408,189
Goodwill	3,172,112	3,167,061
Other intangible assets, net	1,123,544	1,091,475
Other noncurrent assets	230,656	225,995
Total assets	$11,686,905	$10,648,793
Liabilities
Current maturities of long-term debt	515,435	25
Trade payables and accruals	273,080	265,159
Other current liabilities	259,368	270,379
Total current liabilities	1,047,883	535,563
Long-term debt	2,772,240	2,784,315
Deferred income taxes, net	706,050	633,039
Deferred revenue	174,045	179,880
Operating lease liabilities	399,582	388,042
Other noncurrent liabilities	559,775	506,097
Total liabilities	$5,659,575	$5,026,936
Equity
Common stock, $1 par value	132,516	132,371
Capital in excess of par value	2,802,012	2,791,353
Retained earnings	3,274,107	2,895,871
Accumulated other comprehensive loss	(181,305)	(197,738)
Total equity	$6,027,330	$5,621,857
Total liabilities and equity	$11,686,905	$10,648,793

Table C

Vulcan Materials Company

and Subsidiary Companies

		(in thousands)
	Twelve Months Ended
Consolidated Statements of Cash Flows	December 31
(Condensed and unaudited)	2020	2019
Operating Activities
Net earnings	$584,480	$617,662
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	396,806	374,596
Noncash operating lease expense	38,272	35,344
Net gain on sale of property, plant & equipment and businesses	(3,997)	(23,752)
Contributions to pension plans	(8,819)	(8,882)
Share-based compensation expense	32,991	31,843
Deferred tax expense	62,018	76,011
Changes in assets and liabilities before initial effects of business acquisitions and dispositions	(39,710)	(147,218)
Other, net	8,318	28,518
Net cash provided by operating activities	$1,070,359	$984,122
Investing Activities
Purchases of property, plant & equipment	(362,194)	(384,094)
Proceeds from sale of property, plant & equipment	11,461	22,661
Proceeds from sale of businesses	968	1,744
Payment for businesses acquired, net of acquired cash	(43,223)	(44,151)
Other, net	11,474	(11,997)
Net cash used for investing activities	$(381,514)	$(415,837)
Financing Activities
Proceeds from short-term debt	0	366,900
Payment of short-term debt	0	(499,900)
Payment of current maturities and long-term debt	(250,025)	(23)
Proceeds from issuance of long-term debt	750,000	0
Debt issuance and exchange costs	(15,394)	0
Settlements of interest rate derivatives	(19,863)	0
Purchases of common stock	(26,132)	(2,602)
Dividends paid	(180,216)	(163,973)
Share-based compensation, shares withheld for taxes	(22,144)	(38,522)
Other, net	(1,564)	(63)
Net cash provided by (used for) financing activities	$234,662	$(338,183)
Net increase in cash and cash equivalents and restricted cash	923,507	230,102
Cash and cash equivalents and restricted cash at beginning of year	274,506	44,404
Cash and cash equivalents and restricted cash at end of year	$1,198,013	$274,506

Table D

Segment Financial Data and Unit Shipments

	(in thousands, except per unit data)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2020	2019	2020	2019
Total Revenues
Aggregates [1]	$956,502	$960,164	$3,944,286	$3,990,275
Asphalt [2]	194,665	206,331	792,605	855,821
Concrete	85,362	95,258	383,617	395,627
Calcium	2,451	2,118	7,720	8,191
Segment sales	$1,238,980	$1,263,871	$5,128,228	$5,249,914
Aggregates intersegment sales	(63,860)	(77,719)	(271,402)	(320,811)
Total revenues	$1,175,120	$1,186,152	$4,856,826	$4,929,103
Gross Profit
Aggregates	$275,994	$274,516	$1,159,178	$1,146,649
Asphalt	16,987	11,073	75,233	63,023
Concrete	8,562	6,664	44,159	43,151
Calcium	1,198	828	2,911	3,078
Total	$302,741	$293,081	$1,281,481	$1,255,901
Depreciation, Depletion, Accretion and Amortization
Aggregates	$80,757	$77,787	$321,127	$305,046
Asphalt	8,910	8,856	34,956	35,199
Concrete	3,940	3,958	16,010	13,620
Calcium	43	55	189	232
Other	7,244	5,015	24,524	20,499
Total	$100,894	$95,671	$396,806	$374,596
Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [3]	$737,313	$720,584	$3,007,634	$3,014,157
Aggregates - tons	51,132	51,620	208,295	215,465
Freight-adjusted sales price [4]	$14.42	$13.96	$14.44	$13.99
Other Products
Asphalt Mix - tons	2,882	3,041	11,835	12,665
Asphalt Mix - sales price	$57.70	$57.87	$57.97	$57.79

Ready-mixed concrete - cubic yards	656	744	2,951	3,104
Ready-mixed concrete - sales price	$128.93	$126.97	$128.93	$126.38

Calcium - tons	88	78	282	294
Calcium - sales price	$27.64	$27.30	$27.32	$27.85

[1]	Includes product sales (crushed stone, sand and gravel, sand, and other aggregates), as well as freight & delivery costs that we pass along to our customers, and service revenues related to aggregates.
[2]	Includes product sales, as well as service revenues from our asphalt construction paving business.
[3]	Freight-adjusted revenues are Aggregates segment sales excluding freight & delivery revenues and immaterial other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business.
[4]	Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.

Appendix 1

1.	Reconciliation of Non-GAAP Measures

Aggregates segment freight-adjusted revenues is not a Generally Accepted Accounting Principle (GAAP) measure. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. It also excludes immaterial other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Additionally, we use this metric as the basis for calculating the average sales price of our aggregates products. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Freight-Adjusted Revenues

	(in thousands, except per ton data)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2020	2019	2020	2019
Aggregates segment
Segment sales	$956,502	$960,164	$3,944,286	$3,990,275
Less: Freight & delivery revenues [1]	205,034	225,139	877,003	921,064
Other revenues	14,155	14,441	59,649	55,054
Freight-adjusted revenues	$737,313	$720,584	$3,007,634	$3,014,157
Unit shipment - tons	51,132	51,620	208,295	215,465
Freight-adjusted sales price	$14.42	$13.96	$14.44	$13.99

[1]	At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

Aggregates segment incremental gross profit flow-through rate is not a GAAP measure and represents the year-over-year change in gross profit divided by the year-over-year change in segment sales excluding freight & delivery (revenues and costs). We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Incremental Gross Profit Margin in Accordance with GAAP

	(dollars in thousands)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2020	2019	2020	2019
Aggregates segment
Gross profit	$275,994	$274,516	$1,159,178	$1,146,649
Segment sales	$956,502	$960,164	$3,944,286	$3,990,275
Gross profit margin	28.9%	28.6%	29.4%	28.7%
Incremental gross profit margin	N/A		N/A

Aggregates Segment Incremental Gross Profit Flow-through Rate (Non-GAAP)

	(dollars in thousands)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2020	2019	2020	2019
Aggregates segment
Gross profit	$275,994	$274,516	$1,159,178	$1,146,649
Segment sales	$956,502	$960,164	$3,944,286	$3,990,275
Less: Freight & delivery revenues [1]	205,034	225,139	877,003	921,064
Segment sales excluding freight & delivery	$751,468	$735,025	$3,067,283	$3,069,211
Gross profit margin excluding freight & delivery	36.7%	37.3%	37.8%	37.4%
Incremental gross profit flow-through rate	9.0%		N/A

[1]	At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

GAAP does not define "Aggregates segment cash gross profit" and it should not be considered as an alternative to earnings measures defined by GAAP. We and the investment community use this metric to assess the operating performance of our business. Additionally, we present this metric as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. Aggregates segment cash gross profit per ton is computed by dividing Aggregates segment cash gross profit by tons shipped. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Cash Gross Profit

	(in thousands, except per ton data)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2020	2019	2020	2019
Aggregates segment
Gross profit	$275,994	$274,516	$1,159,178	$1,146,649
Depreciation, depletion, accretion and amortization	80,757	77,787	321,127	305,046
Aggregates segment cash gross profit	$356,751	$352,303	$1,480,305	$1,451,695
Unit shipments - tons	51,132	51,620	208,295	215,465
Aggregates segment cash gross profit per ton	$6.98	$6.82	$7.11	$6.74

Appendix 2

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA) and it should not be considered as an alternative to earnings measures defined by GAAP. We use this metric to assess the operating performance of our business and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below:

EBITDA and Adjusted EBITDA

	(in thousands)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2020	2019	2020	2019
Net earnings	$114,518	$141,092	$584,480	$617,662
Income tax expense	25,273	23,434	155,803	135,198
Interest expense, net	33,884	30,835	134,393	129,000
Loss on discontinued operations, net of tax	1,397	1,504	3,515	4,841
EBIT	$175,072	$196,865	$878,191	$886,701
Depreciation, depletion, accretion and amortization	100,894	95,671	396,806	374,596
EBITDA	$275,966	$292,536	$1,274,997	$1,261,297
Gain on sale of businesses	0	(9,289)	0	(13,353)
Property donation	0	10,847	0	10,847
Charges associated with divested operations	269	3,033	6,935	3,033
Business development [1]	9,447	1,345	7,334	1,748
COVID-19 direct incremental costs	2,781	0	10,170	0
Pension settlement charge	22,740	0	22,740	0
Restructuring charges	0	0	1,333	6,457
Adjusted EBITDA	$311,203	$298,472	$1,323,509	$1,270,029
Depreciation, depletion, accretion and amortization	(100,894)	(95,671)	(396,806)	(374,596)
Adjusted EBIT	$210,309	$202,801	$926,703	$895,433
Adjusted EBITDA margin	26.5%	25.2%	27.3%	25.8%

[1]	Represents non-routine charges or gains associated with acquisitions including the cost impact of purchase accounting inventory valuations.

Similar to our presentation of Adjusted EBITDA, we present Adjusted Diluted earnings per share (EPS) from continuing operations to provide a more consistent comparison of earnings performance from period to period. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

Adjusted Diluted EPS from Continuing Operations (Adjusted Diluted EPS)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2020	2019	2020	2019
Diluted EPS from continuing operations	$0.87	$1.07	$4.41	$4.67
Items included in Adjusted EBITDA above	0.20	0.01	0.27	0.03
Adjusted Diluted EPS	$1.07	$1.08	$4.68	$4.70

Net debt to Adjusted EBITDA is not a GAAP measure and should not be considered as an alternative to metrics defined by GAAP. We, the investment community and credit rating agencies use this metric to assess our leverage. Net debt subtracts cash and cash equivalents and restricted cash from total debt. Reconciliation to its nearest GAAP measure is presented below:

Net Debt to Adjusted EBITDA

			(in thousands)
	Twelve Months Ended
	December 31
	2020		2019
Debt
Current maturities of long-term debt	$515,435		$25
Long-term debt	2,772,240		2,784,315
Total debt	$3,287,675		$2,784,340
Less: Cash and cash equivalents and restricted cash	1,198,013		274,506
Net debt	$2,089,662		$2,509,834
Adjusted EBITDA	$1,323,509		$1,270,029
Total debt to Adjusted EBITDA	2.5	x	2.2	x
Net debt to Adjusted EBITDA	1.6	x	2.0	x

Appendix 3

Reconciliation of Non-GAAP Measures (Continued)

We define "Return on Invested Capital" (ROIC) as Adjusted EBITDA for the trailing-twelve months divided by average invested capital (as illustrated below) during the trailing 5-quarters. Our calculation of ROIC is considered a non-GAAP financial measure because we calculate ROIC using the non-GAAP metric EBITDA. We believe that our ROIC metric is meaningful because it helps investors assess how effectively we are deploying our assets. Although ROIC is a standard financial metric, numerous methods exist for calculating a company's ROIC. As a result, the method we use to calculate our ROIC may differ from the methods used by other companies.

Return on Invested Capital

	(dollars in thousands)
	TTM
	December 31
	2020	2019
Adjusted EBITDA	$1,323,509	$1,270,029
Average invested capital [1]
Property, plant & equipment	$4,373,987	$4,281,342
Goodwill	3,170,092	3,165,685
Other intangible assets	1,104,044	1,084,113
Fixed and intangible assets	$8,648,123	$8,531,140

Current assets	$1,845,743	$1,224,316
Less: Cash and cash equivalents	698,944	93,528
Less: Current tax	18,545	12,633
Adjusted current assets	1,128,254	1,118,155

Current liabilities	833,553	599,319
Less: Current maturities of long-term debt	304,989	24
Less: Short-term debt	0	89,700
Adjusted current liabilities	528,564	509,595
Adjusted net working capital	$599,690	$608,560

Average invested capital	$9,247,813	$9,139,700

Return on invested capital	14.3%	13.9%

[1]	Average invested capital is based on a trailing 5-quarters.

The following reconciliation to the mid-point of the range of 2021 Projected EBITDA excludes adjustments (as noted in Adjusted EBITDA above) as they are difficult to forecast (timing or amount). Due to the difficulty in forecasting such adjustments, we are unable to estimate their significance. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

2021 Projected EBITDA

(in millions)
Mid-point
Net earnings	$680
Income tax expense	180
Interest expense, net	130
Discontinued operations, net of tax	0
Depreciation, depletion, accretion and amortization	400
Projected EBITDA	$1,390